                                    EXHIBIT 3
                                    ---------

                        FUTUREMEDIA PLC AND SUBSIDIARIES





                                  Annual Report


                                  30 April 2002










This document contains forward-looking information that involves risks and uncertainties, including statements about Futuremedia's plans, objectives, expectations and intentions. Such statements include, without limitation, discussions concerning Futuremedia's strategic direction and its ability to address its need for additional financing and increase revenues. Readers are cautioned that such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially than those set forth in the forward looking statements. The risks and uncertainties include, without limitation, general economic and political risks the Company's continuing losses and cash flow requirements and its ability to obtain additional financing to continue as a going concern, the risks typically associated with acquisitions and other strategic transactions, the early stage of the Internet and intranet learning and communications market, the management of growth, the ability of the Company to develop and successfully market new products, rapid technological change and competition, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.. The forward-looking statements contained herein speak only as of the date of this report. Futuremedia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in its expectations or any change in events, conditions or circumstance on which any such statement is based.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


                        CHIEF EXECUTIVE OFFICER'S REPORT

                             Highlights of the Year
                             ----------------------


In the fiscal year ended 30 April 2002 we continued to execute our strategy of returning the Company to profitability and to build Futuremedia into a complete eLearning service provider.

In the first part of the year the Company received an offer to be acquired by another eLearning company with complementary products and services. By December 2002 it became clear, however, that due to a rapid general decline in the financial environment the acquiring company could not secure the required funds to complete the acquisition. As a result of this the Company lost significant time and momentum while locked into these discussions for a period of six months.

Without the planned acquisition we implemented a more aggressive Return to Profitability Plan in four steps.

The first step of the plan focused on costs and was implemented in January 2002 and reduced the monthly cost base by over 50%.

The second step of the plan focused on securing additional financing to ensure the Company had sufficient capital to execute the Return to Profitability Plan. The company succeeded, in a hostile investment environment, in raising USD 1,400,000 in additional equity financing through a private placement that included significant participation from the existing management team and shareholders.

The third step of the plan focused on building a complete eLearning service. By acquiring a company developing customised eLearning content in March 2002 and a consulting company in May 2002, the Company can now offer a complete eLearning service encompassing eLearning consultancy, bespoke content development, and access to a wide range of generic content, together with the provision of a tried and tested robust eLearning management system and end-user support.

In the fourth step we reorganised the Company into five business units to better align our team and resources with how we work with our customers.

Futuremedia   Professional  Services  assists  our  customers  with  identifying critical learning issues that drive business value, and formulate and plan learning strategies, and works with our customers to implement such strategies.

Futuremedia Library Services offers our customers appropriate eLearning courses from a large library of some 4,000 high quality courses from the leading eLearning publishing companies. All courses have been tested against stringent technical standards, and our customers derive significant value from the service knowing that purchased eLearning material will work in their specific IT environment.

Futuremedia Content Studio develops customised eLearning courses and material when no appropriate course is available through the Library Services. This allows the Company to provide our customers with appropriate advice whether to buy or build learning material to meet specific requirements.

Futuremedia Software Services both continues to further develop our Solstra Learning Management System (LMS) and to provide software integration services between our LMS and the customers existing software systems.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


Futuremedia Service Delivery provides our customers with the option to purchase our eLearning products and services as a turn-key solution hosted and managed by us.


As a result the Company is now able to start work with our customers and generate revenue earlier in a project life cycle than before when the Company was reliant solely on our LMS. Furthermore we are able to both work at a more strategic level with our customers and to generate substantially more revenue and profits per customer.

This new capability manifested itself through a broadening of our relationship with the Company's largest customer - Royal Mail - as well as the successful sale of expanded service range to new customers such as, BT Conferencing, Doncaster City Council, Jansen-Cilag, and UNHCR.


                                 Future Outlook
                                 --------------

The eLearning market in Europe continued to mature with a growing number of large organisations either implementing new eLearning strategies or expanding existing services. The somewhat slower than expected growth rate in the corporate market was to some degree offset by a rapid growth in eLearning purchases from the public sector in the UK. The Company is geographically well placed to capitalise on these opportunities.

One important aspect of a maturing eLearning market is that many eLearning customers are closing down less successful eLearning projects and are becoming more discerning in selecting partners and suppliers for future projects. The Company benefits from this trend by having a complete and proven solution while the Company's financial position sometimes excludes the Company from successfully competing for specific contracts.

We plan to meet the opportunities and challenges through the execution of our strategy focused on returning the Company to profitability as quickly as possible and to strengthen the depth of our service provision.

To achieve profitability will require a significant increase in our revenues - both from selling an expanded service range to our existing customers and to build on our customer base. We closed the year with a significantly enhanced prospect pipeline.

We intend to strengthen the depth of our service provision by entering into commercial or structural arrangements with companies who have products or services that would integrate well with our existing business structure.

In summary - this year has been extremely challenging for both our shareholders and our staff. However we end the year in a stronger position both in terms of increased revenues, a significantly reduced cost base, a committed staff, and satisfied customer base. The challenge for the coming fiscal year is to significantly grow revenues while maintaining control over the costs.


Mats Johansson
Chief Executive Officer
Futuremedia PLC

                        FUTUREMEDIA PLC AND SUBSIDIARIES



REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Futuremedia PLC

We have audited the accompanying consolidated balance sheet of Futuremedia PLC as of April 30, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Futuremedia PLC at April 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative cashflows from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note I. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Stoy Hayward

London, England

November 11, 2002

                        FUTUREMEDIA PLC AND SUBSIDIARIES



CONSOLIDATED BALANCE SHEETS

                                                                                       April 30,
                                                                   ---------------------------------------------------
                                                                         2002              2002             2001
                                                                         ----              ----             ----
                                                                       ($'000)           (GBP000)        (GBP'000)
ASSETS

Current assets
   Cash and cash equivalents.....................................          651               445             2,547
   Accounts receivable, less allowance of GBP59,000 ($86,000) in
   2002 and GBP201,000 in 1001 for doubtful accounts)............
                                                                           164               112               475
   Amounts recoverable on contracts..............................           22                15               133
   Other current assets..........................................            4                 3                36
   Inventories - finished goods..................................            3                 2                 3
   Prepaid expenses..............................................          575               393               444

                                                                   ------------      ------------      ------------
   Total current assets..........................................        1,419               970             3,638

   Property held for Sale                                                1,328               908               908

Property and equipment
    Land and buildings...........................................           86                59                59
    Audio visual and computer equipment..........................          606               414               280
    Office equipment.............................................          104                71                71

                                                                   ------------      ------------      ------------

                                                                           796               544               410
Accumulated depreciation.........................................          565               386               243

                                                                   ------------      ------------      ------------
                                                                           231               158               167

Other assets
Goodwill.........................................................           78                53                 -
                                                                   ------------      ------------      ------------
Total assets.....................................................         3,056             2,089             4,713
                                                                   ============      ============      ============

See accompanying notes to the consolidated financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES




CONSOLIDATED BALANCE SHEETS

                                                                                       April 30,
                                                                   ---------------------------------------------------
                                                                         2002              2002             2001
                                                                         ----              ----             ----
                                                                       ($'000)          (GBP'000)        (GBP'000)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Fees received in advance.....................................         1,018               696               908
    Accounts Payable.............................................           287               196               662
    Other taxes and social security costs........................           120                82               131
    Other accounts payable.......................................            28                19               126
    Other accrued expenses.......................................           174               119               381
    Convertible Loan                                                        600               410

                                                                     ----------       -----------       -----------
        Total current liabilities................................         2,227             1,522             2,208

Long-term debt less current portion                                           -                 -               442

                                                                     ----------       -----------       -----------
        Total liabilities........................................         2,227             1,522             2,650

Shareholders' equity
         Ordinary shares of 1 1/9p each
         Authorized - 75,000,000
         Issued and outstanding- 29,648,374 at April 30, 2002,              481               329               329
         29,648,374 at April 30, 2001............................
         Shares to be issued 10,346,979 at April 30, 2002                   740               506                 -
         Preference shares of 2p each
         Authorized - 2,000,000
         None issued.............................................             -                 -                 -
         Additional paid-in capital..............................        21,686            14,822            14,822
         Retained deficit........................................       (21,980)          (15,023)          (13,011)

Other comprehensive loss- cumulative translation adjustment                 (98)              (67)              (77)

                                                                     ----------       -----------       -----------
Total shareholders' equity.......................................           829               567             2,063


                                                                     ----------       -----------       -----------
Total liabilities and shareholders' equity.......................         3,056             2,089             4,713
                                                                     ==========       ===========       ===========

See accompanying notes to the consolidated financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES




CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               Year ended April 20,
                                                                           (in 000's except share data)
                                                                           ----------------------------
                                                         2002                2002                2001                2000
                                                         ----                ----                ----                ----

                                                           $                 GBP                 GBP                 GBP

Net sales.....................................            1,333                911                 743                 867
Cost of sales.................................            2,247              1,536               1,789               1,776

Gross loss....................................             (914)              (625)             (1,046)               (909)

Operating expenses
     Sales and marketing......................              241                165                 558                 329
     General and administrative...............            1,719              1,175               2,051               1,355
     Facilities expenses......................               92                 63                 157                  79

Total operating expenses......................            2,053              1,403               2,766               1,763

Operating loss................................           (2,967)            (2,028)             (3,812)             (2,672)

Interest income...............................               47                 32                 120                  18
Interest expense..............................              (42)               (29)                (36)                (62)
Foreign currency gains........................               19                 13                  31                  71

Net loss......................................           (2,944)            (2,012)             (3,697)             (2,645)

Loss per share basic and diluted..............           (9.65)c            (6.60)p             (12.71)p            (11.17)p

Weighted average shares Outstanding...........       30,501,619         30,501,619          29,098,429          23,675,761


See accompanying notes to the consolidated financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES




CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                          Number of       Share       Additional                                 Cumulative        Total
                           Ordinary      Capital       Paid-in     Shares to be     Retained     Translation    Shareholders
                            Shares        Amount       Capital        Issued        Deficit      Adjustment        Equity
                         ------------- ------------- ------------- -------------- ------------- -------------- ---------------
                                         (GBP`000)    (GBP`000)      (GBP`000)      (GBP`000)      (GBP`000)      (GBP`000)


At April 30, 1999        20,684,522           230         7,707             -         (6,669)          (23)         1,245
Exchange translation
adjustments.....
                                  -             -             -             -              -           (13)           (13)
Net loss........                  -             -             -             -         (2,645)            -         (2,645)
Comprehensive loss
                                                                                                                   (2,658)
Issuance of shares
(net of issuance
costs of GBP178,000)..     6,731,630            75         4,546             -              -         4,621
                         ------------- ------------- ------------- -------------- ------------- -------------- ---------------
At April 30, 2000         27,416,152           305        12,253             -         (9,314)          (36)         3,208
Exchange translation
adjustments.....
                                   -             -             -             -              -           (41)           (41)
Net loss........                   -             -             -             -         (3,697)            -         (3,697)
Comprehensive
loss. . . . . .                                           (3,738)
Issuance of shares
(net of issuance
costs of GBP69,000)...
                           2,232,222            24         2,569             -              -             -          2,593
                         ------------- ------------- ------------- -------------- ------------- -------------- ---------------
At April 30, 2001         29,648,374           329        14,822             -        (13,011)          (77)         2,063
Exchange translation
adjustments.....
                                   -             -             -             -              -            10             10
Net loss........                   -             -             -             -         (2,012)            -         (2,012)
Comprehensive loss
                                   -             -                                     (2,002)
Shares to be issued
(net of issuance
costs of GBP64,000)...    10,346,979             -             -           506              -                          506
                         ------------- ------------- ------------- -------------- ------------- -------------- ---------------
At April 30, 2002         39,995,353           329        14,822           506        (15,023)          (67)           567
                         ============= ============= ============= ============== ============= ============== ===============

See accompanying notes to the consolidated financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year ended April 30,
                                                        ----------------------------------------------------------------------
                                                                  2002              2002              2001             2000
                                                                   GBP               GBP               GBP              GBP
                                                                  `000              `000              `000            `000

Operating activities
Net loss........................................                (2,944)           (2,012)           (3,697)          (2,645)
Adjustments to reconcile net loss to net cash used by
operating activities............................
   Depreciation.................................                   215               147               111              111
   Shares issued for services...................                   137                94                 -                -
   Loss/(profit) on disposal of fixed assets....                    (1)               (1)               16               (8)
   Amortization of deferred production costs....                     -                 -               109               83
   Accounts receivable..........................                   531               363              (236)              17
   Amounts recoverable on contracts.............                   173               118                (9)             158
   Other current assets.........................                    48                33                96               10
   Inventories..................................                     -                 -                 1                -
   Prepaid expenses.............................                    75                51              (365)             (38)
   Deferred production costs....................                     -                 -                 -              (15)
   Fees received in advance.....................                  (310)             (212)              903               (5)
   Accounts payable.............................                  (682)             (466)              389               94
   Other accounts payable.......................                  (156)             (107)               99                -
   Other taxes and social security costs........                   (72)              (49)                7               19
   Other accrued liabilities....................                  (383)             (262)              (35)             345
   Deferred tax valuation allowance.............                     -                 -                65                -
   Income taxes payable.........................                     -                 -                 -                -


                                                          -------------     -------------     -------------    -------------
Net cash used by operating activities...........                (3,369)           (2,303)           (2,546)          (1,874)
                                                          -------------     -------------     -------------    -------------

Investing activities
Investing activities
Capital expenditures............................                  (200)             (137)             (130)             (71)
Proceeds on disposal of fixed assets............                     1                 1                 -               16


                                                          -------------     -------------    --------------    -------------
Net cash used by investing activities...........                  (199)             (136)             (130)             (55)
                                                          -------------     -------------    --------------    -------------

Financing activities
Proceeds of share issues........................                   618               423             2,661            4,721
Share issue costs...............................                   (93)              (64)              (69)            (178)
Long-term debt (including current portion)......                   (47)              (32)               58             (435)
                                                          -------------     ------------     -------------     -------------
Net cash provided by financing activities.......                   478               327             2,650            4,108
                                                          ------------      ------------     -------------     ------------
Effects of exchange rate changes................                    14                10               (39)              (2)
                                                          ------------      ------------     -------------     ------------
Net (decrease)/increase in cash and cash equivalents..          (3,076)           (2,102)              (65)           2,177
Cash and cash equivalents at beginning of period                 3,727             2,547             2,612              435
                                                          ------------      ------------     -------------     ------------
Cash and cash equivalents at end of period......                   651               445             2,547            2,612
                                                          ============      ============     =============     ============

Supplemental disclosure of cashflow information
Interest paid during the period.................                    43                29                36               62
                                                          ============      ============     =============     ============


Supplemental disclosure of non-cash transactions                    78                53                 -                -
Issuance of shares in acquisition
Issuance of shares for services                                    137                94                 -                -

See accompanying notes to the consolidated financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Futuremedia PLC was incorporated in England in 1982 as Futuremedia Limited and re-registered as a public company in 1993. The Company's principal activity is the provision of Internet and Intranet learning and communications products and services. Futuremedia also produces learning and communications material on other media, such as CD-ROM.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries (together the "Company"). All inter-company accounts and transactions have been eliminated.

Financial Resources and Going Concern

In the course of its operations the Company has sustained continuing operating losses which have resulted in the Company requiring short-term bank and other loans and equity and loan stock finance to sustain its operations. Since its initial public offering ("IPO"), the Company has incurred net losses and experienced negative cash flows from operating activities. Net losses since its IPO have resulted in an accumulated deficit of GBP15,023,000 as of April 30, 2002. At November 14, 2002, the Company's cash resources and available borrowings are insufficient to fund the current level of operations for the next twelve months. Management believes that the steps taken to reduce its cost base during the latter part of the fiscal year ended April 30, 2002, together with the strong forward order book and active sales prospects it is pursuing, supported by the recruitment of new sales staff in October and November 2002, will enable the Company to return to eventual profitable trading, and therefore has prepared these financial statements on a going concern basis. The availability of bridging finance in anticipation of the sale of the Company's premises at Arundel Road, Walberton, West Sussex will provide funds to discharge the balance on the Loan Stock Agreement and further working capital. There is significant reliance therefore on the generating of funds through profitable trading. If the Company is unsuccessful in achieving its anticipated revenues in its third fiscal quarter of the current year, management recognises that there will be a need to secure additional funding through debt or equity capital before the end of the fiscal year to April 30, 2003.
There can be no assurance that the Company will be successful in implementing these plans. The Company's financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SIGNIFICANT ACCOUNTING POLICIES - (continued)

Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Convenience Translations

Translation of the financial statements at April 30, 2002 and for the year then ended from sterling into US dollars is for informational purposes only and has been made at the April 30, 2002 Noon Buying Rate of GBP1.00 to $1.4631.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term deposits with maturities of less than three months at inception.

Inventories

Inventories are stated at the lower of cost, determined on the basis of the first in, first out method, and market value.

Property and Equipment

Property and equipment is carried at cost. Depreciation is charged on a straight-line basis to costs and expensed over the expected useful lives of the assets. Depreciation is provided at the following annual rates:

Freehold buildings.................................2%
Freehold land.....................................Nil
Property improvements..............................20%
Audio visual and computer equipment
         Long-term.................................15%
         Mid-term..................................20%
         Short-term................................33%
         Office equipment..........................20%

Leasehold improvements are amortized over the shorter of their estimated lives and the non-cancelable term of the lease. Freehold land and buildings are held for sale at the lower of cost less depreciation and fair value less cost to sell. The freehold buildings have not been depreciated since they were put on the market.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING POLICIES- (continued)

Net Sales

Net sales represent the value of goods and services delivered, excluding value added tax. Generic or bespoke product revenues are recognized on the basis of goods delivered or the value of work completed, and are invoiced either on delivery or on the achievement of agreed milestones. Consultancy revenues are recognized and invoiced as they are delivered. Service contract revenues, which usually comprise initial setup fees, product customisation to the customer's specification, the provision of learning materials together with license fees and hosting fees, are aggregated and recognized evenly over the period of the license agreement. Invoicing for such contracts may be periodic during the license period or, more usually, will be invoiced as a single payment in advance.
Contracts for the supply of products to the customer's specification which take several months to produce are deemed long term contracts. Profit on long-term contracts is taken as the work is carried out if the final outcome can be assessed with reasonable certainty. The profit included is calculated on a percentage-of-completion basis to reflect the proportion of work carried out at the year-end, by recording sales and related costs as contract activity progresses. Sales are calculated as that proportion of total contract value that costs incurred to date relate to total expected costs for that contract. Revenues derived from variations on contracts are recognized only when they have been accepted by the customer. Amounts not billable at the balance sheet date, which are billable either at agreed dates or on the achievement of agreed benchmarks, are shown separately on the balance sheet. Full provision is made for losses on all contracts in the year in which they are first foreseen.

Pensions

The Group operates a number of defined contribution pension plans. Contributions are charged to income as they become payable in accordance with the rules of the plans.

Research and Development

Expenditure on research and development is written off as incurred, unless, where it is deemed appropriate and meets the relevant criteria, development expenditure is carried forward in the balance sheet as deferred production costs. For the years ended April 30, 2000, 2001 and 2002 the amounts written off were GBP259,000, GBP608,000 and GBP311,000 ($455,000) , respectively. None of the expenditure in the year to April 2002 was capitalized, since the expenditure was incurred on routine/periodic alterations to the current product.

Deferred Production Costs

Costs incurred in the production of new titles, the future recoverability of which can reasonably be regarded as assured, are deferred until marketing of the title commences. These costs include product design and development and comprise direct labor and certain overheads and the cost of materials. Deferred production costs are amortized in line with the expected future sales of the title to a maximum of three years. Deferred costs are regularly reviewed for impairment and, as appropriate, their amortization is accelerated or they are expensed.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES- (continued)

Foreign Currency Translation

Transactions in non-functional currencies are recorded at the rates ruling at the date of the transactions. Gains and losses resulting from non-functional currency translations, and the remeasurement of non-functional currency balances are included in the determination of net income in the period in which they occur, in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities of overseas subsidiaries are translated at the exchange rate in effect at the year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in a separate component of shareholder's equity.

Long-Lived Assets

Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets, when any such impairment exists, the related assets will be written down to fair value.

Earnings Per Share

Earnings per share figures have been calculated using the method required by Statement of Financial Standards No. 128 "Earnings per Share". Under the provisions of SFAS NO. 128, basic net earnings per share is computed by dividing the net earnings available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period, which included shares to be issued. The calculation of diluted net earnings per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is anti-dilutive. The calculation also excludes a total of 2,987,572 warrants to purchase an equivalent number of Ordinary shares, together with 4,499,274 options to purchase Ordinary shares outstanding as at April 30, 2002 under the Company's Executive Approved and Unapproved Share Option Schemes.

Income Taxes

The Company accounts for income taxes using the liability method required by statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                        FUTUREMEDIA PLC AND SUBSIDIARIES




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING POLICIES - (continued)

Advertising Costs

All advertising costs incurred in the promotion of the Company's products and services are expensed as incurred. Advertising costs were GBP9,000, GBP65,000, and GBPI6,000 for the years ended April 30, 2000,2001 and 2002.

2.   LOANS

The aggregate amount of bank loans(secured) was as follows:

                                                           April 30,
                                                        -----------------
                                                     2002               2001
                                                     ----               ----
                                                            (GBP'000)
Bank loan accounts:        Long term......                 -              22
                                                     -------            ----
                                                           -              22
                                                     =======            ====

The bank loan was repaid in November, 2001.
Interest was charged at 2.0% over base rate during the period May 1, 2001 until the loan was repaid in November 2001. The aggregate amount of unsecured loans were as follows:-
                                                             April 30
                                                        ------------------
                                                       2002             2001
                                                       ----             ----
                                                             (GBP'000)
                                                             ---------
                                                        410             420
                                                        ---             ---
Convertible Variable Rate Unsecured Loan Stock 2002     410             420
                                                        ===             ===

During July 1997, additional funding was secured by way of issue of Variable Rate Unsecured Loan Stock 2002 by Futuremedia (B.V.I.) Limited, a wholly owned subsidiary of Futuremedia PLC, amounting to GBP381,000 ($600,000) for the purpose of funding group capital investment in support of the agreed business plan. At the same time, warrants granting the right to obtain one Ordinary Share for each $0.28125 of Loan Stock outstanding at a price per share of $0.28125 per Ordinary Share were issued. In February 2000, 711,111 ordinary shares were issued in exchange for the same number of warrants at the agreed value of $0.28125 per ordinary share. The proceeds from the exercise of the warrants can only be used to repay the equivalent amount of Loan Stock. Under the arrangement, there remains a further GBP254,000 ($400,000) available to be drawn down at the Company's sole option. Interest is payable on amounts drawn down at commercial rates. At April 30, 2002, the interest rate was 6.0%.
The loan was due for repayment in July, 2002, but was not repaid on the due date due to a lack of available funds, but the loan stockholder agreed to defer repayment until the Company had secured

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   LOANS (continued)

additional financing to enable it to do so. Under the contractual tern of the loan, interest is payable at 20% par annum beyond the contractual settlement date. Subsequent to the Fear end, in October 2002, the Company sought and was offered in principle a bridging loan facility of up to GBP500,000 in order that it could repay the balance under the Loan Stock Agreement 2002 and provide additional working capital. It is anticipated that the necessary paperwork associated with the new facility will be completed by mid November 2002, at which time the current loan will be repaid. The basic interest rate of the new facility will be 16.5% per annum. The loan will be secured by way of a charge on the premises, and will be due for repayment after twelve months.
Fair Values of Financial Instruments


                                                                        April 30
                                         -----------------------------------------------------------------------
                                                       2002                                 2001
                                         ------------------------------------ ----------------------------------
                                            Carrying           Fair              Carrying           Fair
                                             Value             Value              Value             Value
                                             -----             -----              -----             -----
                                             (GBP'000)         (GBP'000)         (GBP'000)         (GBP'000)
Cash and cash equivalents...........              445               445             2,547             2,547
Floating rate long-term.............              410               410               442               442

The carrying value of these financial instruments approximates fair value due to the short period until maturity.

3.       INCOME TAXES

Deferred interne taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group's deferred tax liabilities and assets are as follows:

                                                            April 30,
                                             ----------------------------------
                                                    2002              2001
                                                    ----              ----
                                                           (GBP'000)

Book over tax depreciation                               97               64
Operating losses carried forward                      4,005            3,424
Other differences and tax benefits of
exceptional pension charge                               40              104
                                                  ------------    -----------
                                                      4,142            3,592
Less:  valuation allowance                           (4,142)          (3,592)
Net deferred tax assets                                   -                -
                                                  ============    ===========

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       INCOME TAXES - (continued)

There is no time limit for the utilization of the operating losses carried forward (tax value GBP4,005,000) which are specific to certain companies and cannot be relieved against profits in other Group companies. For financial reporting purposes, loss before Income taxes includes the following components :

                                        Year ended April 30,
                                ---------------------------------------
                                  2002            2001         2000
                                  ----            ----         ----
                                                (GBP'000)
United Kingdom....                 (1,985)        (3,664)       (2,613)
Overseas                              (27)           (33)          (32)
                                   -------      ---------       -------
                                   (2,012)        (3,697)       (2,645)
                                   =======      =========       =======


The reconciliation of income tax computed at the UK statutory tax rate to the effective rate is:

                                                                       Year ended April 30,
                                          --------------------------------------------------------------------------------
                                                     2002                        2001                          2000
                                            (GBP'000)       %        (GBP'000)           %          (GBP'000)        %
Statutory rate......................          (604)       (30.0)      (1,110)         (30.0)          (793)        (30.0)
Unrelieveable UK tax losses.........           550         27.3        1,094           29.6            781          29.5
Non deductible expenses.............            54          2.7            -              -              -            -
Other sundry items..................             -            -           16            0.4             12           0.5
                                             --------     ------     --------         ------          -----         -----
                                                   -          -            -            -                -             -
                                             ========     ======     ========         ======          ======        =====

It is anticipated that no charge to taxation will arise on the repatriation of overseas retained earnings to the United Kingdom due to the relevant double tax treaties between the United Kingdom and the United States where the Group has a presence.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   LEASE COMMITMENTS

Operating and Capital Agreements

The future minimum rental payments under non-cancelable operating leases at April 30, 2002 are:
                                                      Motor
                                                   Vehicles and
                                                    Equipment

                                                  ---------------
                                                    (GBP'000)
2003........................................            9
2004........................................            2
2005........................................            1
2006........................................            --
                                                      -----
2007........................................            --
                                                      -----

Rental expense was GBP40, GBP105 and GBP71 for the years ended April 30, 2000, 2001 and 2002.

5.   RELATED PARTY TRANSACTIONS

On March 9, 2000,  the Company  entered  into a Finder's  Agreement  with Noesis
Capital corporation. The Agreement contemplated that Noesis would make introductions on behalf of the Company to facilitate possible future business transactions. The agreement was terminated on July 13, 2000. The Company has made no payments in connection with the Finder's Agreement and it does not expect to make any such payments.

6.   SEGMENT INFORMATION, EXPORT SALES AND MAJOR CUSTOMERS

The Group currently operates in one principal industry segment, toe training market. The Group's sales were divided by geographical location of customer as follows:
                                                      Year ended April 30,
                                           ------------------------------------
                                           2002               2001      2000
                                           ----               ----      ----
                                                             (GBP'000)
United Kingdom...........................    849               491       592
Rest of Europe...........................      3               149        57
Rest of the World........................     59               103       218
                                           -----             -----      ----
                                             911               743       867
                                           =====             =====      ====

During the year ended April 30, 2002, one customer accounted for 69% of sales and another for 9% of sales; during the year ended April 30, 2001, two customers each accounted for 20% of sales; and during the year ended April 30, 2000, one customer accounted for 30% and another for 21% of sales.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   SEGMENT INFORMATION, EXPORT SALES AND MAJOR CUSTOMERS - (continued)

At April 30, 2002 the major customers identified above accounted for 8% of the amounts receivable, 23% in 2001 and 13% in 2001. Information about the Group's operations by geographic area is as follows:

                                                      United        Rest of the      Eliminations      Consolidated
                                                      ------        -----------      ------------      ------------
                                                      Kingdom           World
                                                      -------           -----
Year Ended April 30, 2002                                                      (GBP'000)
Net sales
         Customers..........................                911                  -                -             911
                                                       --------       ------------     ------------     -----------
         Total..............................                911                  -                -             911
                                                       ========       ============     ============     ===========
Operating Loss..............................             (2,028)                 -                -          (2,028)
Net Interest income and foreign currency gains               45                (29)               -              16
                                                       --------       ------------     ------------     -----------
and losses..................................
Loss before income taxes....................             (1,983)               (29)               -          (2,012)
                                                       ========       ============     ============     ===========
Identifiable assets.........................              2,089                255             (255)          2,089
                                                       ========       ============     ============     ===========

Year Ended April 30, 2001

Net sales
         Customers..........................                743                  -                -             743
                                                       --------       ------------     ------------     -----------
         Total..............................                743                  -                -             743
                                                       ========       ============     ============     ===========
Operating Loss..............................             (3,812)                 -                -          (3,812)
Net Interest  income and foreign  currency gains
and losses..................................                148                (33)               -             115
                                                       --------       ------------     ------------     -----------
Loss before income taxes....................             (3,664)               (33)               -          (3,697)
                                                       ========       ============     ============     ===========

Identifiable assets.........................              4,947                287            (287)           4,947
                                                       ========       ============     ============     ===========

Year Ended April 30, 2000

Net sales
         Customers..........................                 867                 -                -             867
                                                        --------      ------------     ------------     -----------
         Total..............................                 867                 -                -             867
Operating Loss..............................              (2,672)                -                -          (2,672)
Net Interest  income and foreign  currency gains
and losses..................................                  59               (32)               -              27
                                                        --------      ------------     ------------     -----------
Loss before income taxes....................              (2,613)              (32)               -          (2,645)
                                                        ========      ============     ============     ===========
Identifiable assets.........................               4,437               269             (269)          4,437
                                                        ========      ============     ============     ===========

Inter-company sales between geographic areas are accounted for at cost plus handling and other similar expenses. Identifiable assets ale those used in the Group's operation in each area.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.   PENSION PLANS

The Group operates various defined contribution pension plans on behalf of the directors and other staff. Contributions payable are charged to Income as incurred. Contributions by the Group axe determined in accordance with the rules of the pension plans. Contributions aggregated GBP43,000 ($63,000) in 2002, GBPSI,000 in 2001, and GBP46,000 in 2000. The Group has no obligations in respect of post retirement benefits other than the pension obligations described above.

8.   ACQUISITION OF ASSETS AND BUSINESS

The Company acquired, on March 1, 2002, the assets and business of Palm Teach Limited for a total consideration of GBP53 ($78) The consideration of GBP53 represents the fair value of the 759,700 shares issued to the shareholders. As of the year end, a substantial portion of the purchase price of the assets and liabilities of Palm Teach limited is recorded as Goodwill, however, a formal purchase price allocation has not been finalized. The Company expects to finalize this in 2003 fiscal year.

9.   INTANGIBLE ASSETS AND GOODWILL


                                                                   Year ended April 30
                                                  ------------------------------------------------------
                                                       2002              2001               2000
                                                       ----              ----               ----
Cost                                                                    (GBP'000)
At May 1...................................              264             1,523              1,508
Additions .................................               53                 -                 15
Amounts written off........................                -            (1,259)                 -
                                                        ----            -------             ------
At April 30................................              317               264              1,523
                                                        ----            -------             ------

Amortization
At May 1...................................              264             1,414              1,331
Charge for year............................                -               109                 83

Amounts written off........................                             (1,259)
                                                        ----            -------
At April 30................................              264               264              1,414
                                                        ----            -------             -----
Net book amount at April 30................               53                 0                109
                                                        ====            =======             =====


The addition in the current year is the goodwill resulting from the acquisition described in Note 8. As the acquisition was completed after June 30, 2001, no amortization of goodwill was necessary in accordance with SFAS 142.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.      PROPERTY PLANT AND EQUIPMENT

                                                                              April 30,
                                                ----------------------------------------------------------------------
                                                              2002                               2001
                                                              ----                               ----
                                                 Cost     Depreciation     Net     Cost      Depreciation      Net
                                                 ----     ------------     ---     ----      ------------      ---
                                                                            (GBP'000)
Property improvements....................          59          59          --         59            59           --
Audio visual and computer equipment
    Long-term............................          --          --          --         --            --           --
    Mid-term.............................          78          69           9         78            53           25
    Short-term...........................         336         237          99        202           116           86
Office Equipment.........................           71         21          50         71            15           56
                                                 -----      -----         ---      -----        ------        -----
                                                  544         386          15        410           243          167
                                                 =====      =====         ===      =====        ======        =====

The net book value includes no amounts in respect of assets held under capital leases.

Freehold land and buildings at a carrying value of GBP908, ($1,328) are held for sale at the lower of cost less depreciation and fair value less costs to sell at April 30, 2002. In March 2001, the Company committed to a plan to sell its premises. From that time there have been several offers made and attempts to finalize the contractual sale of the premises, but for various reasons, none of these arrangements were finalized. The Company is still actively seeking a purchaser.

11.      INTEREST EXPENSE

                                           Year ended April 30,
                               ---------------------------------------------
                                   2002            2001            2000
                                   ----            ----            ----
                                                 (GBP'000)
Loan interest............            29               36             62
                                -------          -------         ------
                                     29               36             62
                                =======          =======         ======

12.      CHANGES IN SHAREHOLDER EQUITY

In July 2000, the Company completed an additional private placement under Regulation S pursuant to which the Rennes Foundation purchased 1,944,444 Ordinary Shares and another non-US investor purchased 277,778 Ordinary shares at a price of $1.80 per Share for an aggregate purchase price of approximately $4.0 million in cash.

Also in July 2000, an option to purchase 10,000 ordinary shares at a price of $0.50 per ordinary share under the Company's Unapproved Executive Share Option Plan was exercised by an employee of the Company.

In March 2002, the Company contracted for the issue of and received the cash for an aggregate of 4,702,410 Ordinary Shares at a price of $0.083 per Ordinary Share representing an aggregate purchase price of approximately $390,000.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  CHANGES IN SHAREHOLDER EQUITY (continued)

Also in March 2002, the Company contracted for the issue of an aggregate of 759,700 Ordinary Shares at a market price of $0.10 per Ordinary Share pursuant to the stock transaction for the acquisition of the assets of Palm Teach Limited, together with the issue of an aggregate 702,900 Ordinary shares at a market price of $0.10 per Ordinary share to four key individuals on their joining the Company.

Also in April 2002 ~ the Company contracted for the issue of and received the cash for 3,276,923 Ordinary shares at a price of $0.065 per Ordinary Share representing an aggregate purchase price of approximately $213,000.

Also in April 2002, the Company contracted for the issue of 803,046 Ordinary Shares at a price of $0.07 per Ordinary Share under a Salary sacrifice arrangement, representing an aggregate purchase price of $56,000. At the same time, a further 102,000 Ordinary Shares at a price of $0.07 per Ordinary Share were agreed to be issued in settlement of outstanding invoiced charges for work done for the Company.

At April 30, 2002 there were 854,240 warrants outstanding for the purchase of an equivalent number of Ordinary shares, issued in August 1993,at the time of the Company's initial float, which were due to expire in August 2002. The Company decided to extend these warrants for a further twelve months until August 2003. Pursuant to the Loan Stock Agreement, 2002, as at April 30, 2002. there were 2,133,332 warrants outstanding for the purchase of an equivalent number of Ordinary shares.

13.  EMPLOYEE PROFIT-SHARING AND OPTION PLANS

In July 1993, the Company adopted three employee profits share or share option schemes, as follows.

Under the Company's "Approved Executive Share Option Scheme", options to acquire the Company's Ordinary Shares may be granted to all or selected employees. Any full time employee, other than a director, of the Company who is not within two years of his or her due date for retirement and who, within one year preceding the grant, did not hold more than 10% of the share capital of the Company, is eligible to participate. The exercise price of the options must be no less than 85% of the fair market value of the Company's ADSs on the date of grant. The value of shares underlying the options granted to any employee may not exceed the greater of 100,000 ($162,000) or four times earnings. An option generally becomes exercisable three years after the date on which it was granted, and may not be exercised more than ten years after the date of grant. In certain circumstances, an option will be exercisable after the death or termination of the employment of the option holder. No UK income tax will be payable, even if the options are granted at a discount to market value, either at the time of the grant or the exercise of the options, although there are certain conditions that must be satisfied concerning the timing of any exercise. UK capital gains tax may be payable at the time of the ultimate disposition of the underlying shares.

The Company's "Employee Share Ownership Plan"(also known as the Approved Net Profit Sharing Scheme) provided for the establishment of a trust, to be funded by payments from the Company. The funds in the trust were required to be used to subscribe for shares from the Company, which would then

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  EMPLOYEE PROFIT-SHARING AND OPTION PLANS - (continued)

have been allocated to individual employees. The maximum amount that was permitted be allocated to an individual employee per annum was the greater of GBP3,000 or 10% of salary, up to a maximum of GBP8,000. As of September 2000, this scheme was terminated and the Trust dissolved. NO monies had been allocated nor shares purchased.

Under the Company's "Unapproved Executive Share Option Scheme", options may be granted to selected full-time employees, including directors, based on their performance. The exercise price of the options granted must be at least the fair market value of the Company's ADSs. The value of options to be granted is not subject to any financial limit, although the number of shares over which the options may be granted is subject to an overall restriction.

In addition to the foregoing, the Company maintains a net profit sharing plan (the "Employee Profit Share Scheme" or the "Incentive Profit Sharing Scheme") pursuant to which cash may be paid to employees out of the Company's annual profits. NO such distributions were made in the years ended April 30, 2001 or 2000. Pursuant to an agreement with the underwriter of the Company's initial public offering, the aggregate value of the cash that may be issued annually under the Employee Profit Share Scheme will not exceed 10% of the Company's pre-tax profits, and, based on the Company's performance, may be limited to 10% of the Company's post-tax profits.

Determinations as to the granting of options to employee-directors are made by the Remuneration Committee.

Under the Approved Executive Share Option Scheme, 2,616 options are outstanding at an exercise price of $4.25 and may be exercised until August 19, 2003, 3,907 options are outstanding at an exercise price of $2.55 and may be exercised until August 19, 2003, 20,500 options are outstanding at an exercise price of $0.90625 and may be exercised until January 16, 2008 and 13,500 options are outstanding at an exercise price of $1.5938 and may be exercised until July 25, 2010.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  EMPLOYEE PROFIT-SHARING AND OPTION PLANS - (continued)

A summary of the option outstanding under the Company's "Approved Share Option Scheme" as at April 30, 2002 is as follows:

                                                      Number of Shares                        Weighted
                                                         Under Option                      Average Option
                                                         ------------
                                                                                           Price Per Share
                                                                                           ---------------
Outstanding April 30, 1999...............                  83,421                              $1.3154
Options forfeited........................                 (36,459)                             $1.1708
                                                     -------------
Outstanding April 30, 2000...............                  46,962                              $1.4277
Options granted..........................                  90,000                              $1.5938
Options forfeited........................                 (58,574)                             $1.5741
                                                     -------------
Outstanding April 30, 2001...............                  78,388                              $1.5090
Options forfeited .......................                 (37,865)                             $1.4767
                                                     -------------
Outstanding April 30, 2002...............                  40,523                              $1.5096
                                                     =============


The following options have been issued under the Company's "Unapproved Executive Share Option Scheme", and were outstanding as at April 30, 2002.

                                                                                                Exercisable when the
Date                                                                                               market Price at
-----                                                                                           --------------------
Granted                       No. of share       Subscription Price          Date Exercise             least
-------                       ------------       ------------------          -------------             -----
Sep 07, 2000                       5,000                  0.19                  Current            No restriction
Sep 07, 2000                       5,000                  0.59                  Current            No restriction
Sep 07, 2000                     100,000                 $1.00                  Current            No restriction
May 01, 2001                      69,750                 $0.35                 05/01/03            No restriction
May 01, 2001                      69,750                 $0.35                 11/01/03            No restriction
May 01, 2001                      69,750                 $0.35                 05/01/04            No restriction
May 01, 2001                      69,750                 $0.35                 11/01/04            No restriction
Oct 27, 1996                     100,000                 $0.25                  Current                 $1.00
Jan 17, 1997                       5,000                 $0.19                  Current            No restriction
Oct 30, 1997                       5,000                 $0.19                  Current            No restriction
Feb 14, 2002                     474,750                 $0.15                 07/01/02            No restriction
Feb 14, 2002                   1,441,359                 $0.15                 03/01/03            No restriction
Feb 14, 2002                     474,750                 $0.10                 07/01/02            No restriction
Feb 14, 2002                   1,568,892                 $0.10                 03/01/03            No restriction
                               ---------
                               4,458,751
                               =========

The Company accounts for options granted under these plans in accordance with the provisions of APB No. 25.

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  EMPLOYEE PROFIT-SHARING AND OPTION PLANS - (continued)

In February, 2002, 1,075,000 existing options to purchase ordinary shares under the Unapproved Executive Share Option Scheme at prices varying from $0.59 to $3.00 per Ordinary share were cancelled and replaced with options to purchase 556,417 Ordinary shares at $0.10 per Ordinary share and 518,083 Ordinary shares at $0.15 per Ordinary share, vesting between July 2002 and March 2003, and are now accounted for as variable options. There is an immaterial difference between the exercise price of the variable options and the trading price of the Company's stock at the year end, therefore no compensation expense was recorded in the current fiscal year.

A summary of the options outstanding under the Company's "Unapproved Share Option Scheme" as at April 30, 2001 is as follows:

                                                                           Number of Shares      Weighted Average
                                                                           --------------------------------------
                                                                           Under Option          Option Price Per
                                                                           --------------------------------------
                                                                                                 Share
                                                                                                 -----
Outstanding April 30, 1999.........................................           1,535,000                $0.81
Options granted....................................................             484,000                $0.87
Options lapsed.....................................................            (225,000)               $0.79
Outstanding at April 30, 2000......................................           1,794,000                $0.83
                                                                              ---------
Option granted ....................................................           1,010,001                $1.41
Options lapsed.....................................................            (280,667)               $1.47
Options exercised..................................................             (10,000)               $0.50
                                                                             -----------
Outstanding at April 30, 2001......................................           2,513,334                $0.99
Options granted....................................................           4,742,251                $0.165
Options lapsed and cancelled.......................................          (2,796,834)               $0.9056
                                                                            ------------
Outstanding at April 30, 2001......................................           4,458,751                $0.1605
                                                                             ==========


No share options were granted at market price in the year to April 30, 2002. 313,338 share options were granted at market price in the year ended April 30, 2001.

No share options were granted at below market price in the year ended April 30, 2002. The weighted average fair value of options granted at below market price in the year ended April 30, 2001 was GDP0.60 ($0.86). The weighted average fair value of options granted above market price in the year ended April 30, 2002 was GBP0.04 ($0.06), 2001 GBP0.28. The determination of the fair value of all stock options granted in 2002, 2001 and 2000 was calculated using the Black Scholes method based on (i) risk-free interest rates of 3.84% (2001: 5.25% and 2000:
5.25%), (ii) expected option lives of 3 to 5 years (weighted average 3.3 years),
(iii) dividend yield of 0% and iv) a volatility of 0.318 (2001:  1.276 and 2000:
0.919).

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.      EMPLOYEE PROFIT-SHARING AND OPTION PLANS - (continued)

The following table summarizes the pro-forma consolidated results of operations of the company had the fair value based method of SFAS No. 123 been used in accounting for stock options.


                                                                          Year ended April 30
                                                  --------------------------------------------------------------------
                                                       2002              2002             2001             2000
                                                       ----              ----             ----             ----
                                                      ($'000)         (GBP `000)        (GBP'000)        (GBP'000)
Net loss as reported.......................           (2,944)          (2,012)           (3,697)          (2,645)
Pro-forma..................................           (3,009)          (2,056)           (3,697)          (2,645)
                                                         $               GBP               GBP              GBP
Net loss per share as reported.............           (0.10)            (0.07)           (0.13)           (0.11)
Pro-forma..................................           (0.10)            (0.07)           (0.13)           (0.12)


14.  NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board finalized FASB Statement No. 141, "Business Combinations" ("SFAS 141") and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognized acquired intangible assets apart from goodwill if they meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. Accordingly, the Company accounted for the acquisition as described in Note 8 in accordance with SFAS 141.

SFAS NO. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. This Statement changes the accounting for goodwill from an amortization method to an impairment-only method. The amortization of goodwill, including goodwill recorded in past business combinations will cease upon adoption of this Statement, which will begin with the Company's fiscal year beginning May 1, 2002. However, goodwill and intangible assets acquired after June 30, 2001 will be subject to immediate adoption of the Statement. The adoption of this standard will not have a material effect on the consolidated financial statements.

In August 2001, the FASB issued SFAS NO. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", in that it removes goodwill from its impairment

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  NEW ACCOUNTING PRONOUNCEMENTS - (continued)

scope and allows for different approaches in cash flow estimation. However, SFAS No. 144 retains the fundamental provisions of SFAS NO. 121 for (a) recognition and measurement of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of. SFAS No. 144 also supersedes the business segment concept in APB Opinion NO. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," in that it permits presentation of a component of an entity, whether classified as held for sale or disposed of, as a discontinued operation. However, SFAS No. 144 retains the requirement of APB Opinion NO. 30 to report discontinued operations separately from continuing operations. The Company is required to adopt the provision of SFAS NO. 144 beginning with its fiscal year that starts May 1, 2002. The Company is still evaluating the effect of the standard on its consolidated financial statements.

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 145, Rescission of FASB Statements NO. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. The adoption of this statement will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS NO. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS NO. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Given that SFAS No. 146 was issued in June 2002 and is not yet effective, the impact on the Company's financial position or results of operations from adopting SFAS No. 146 has not been determined.

15.  COMMITMENTS

The Company has secured the provision of its Internet Service Provider (ISP) service requirements with Siemens UK Ltd. for a period of three years commencing September 2001. The terms of the contract allow termination on three months notice after the completion of the first year. In April 2001, the Company contracted with Consignia Plc (UK) for the provision of a learning management system comprising a hosted service together with learning content for a period of 22 months commencing June 1, 2001.The total value of the contract was approximately GBP1,000,000 ($1,438,600).

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  SUBSEQUENT

Subsequent to the year end, in May 2002, the Company completed the acquisition of C2W limited, a small UK based consultancy company specializing in resource management, in an all-paper transaction at a net value of GBP29,000 ($45,000), though the three personnel associated with that company had been employed by Futuremedia since the beginning of April 2002. It is anticipated that the acquisition will greatly assist the growth of the Company's knowledge management capabilities, leveraging the contacts C2W has in the resource, environmental and property sectors.

In April 2002, the Company had contracted with another private UK investor for the issue of a total of 7,646,154 Ordinary shares at a price of $0.065 per Ordinary share for a total purchase price of GBP350,000 ($497,000), payable by instalment by the end of September 2002. No provision has been made in the financial reports in respect of this agreement. Subsequent to the year end, this investor defaulted on a substantial part of this commitment. Alternative investors were found to replace the defaulted amounts, and the full investment was completed in November, 2002.

In October 2002, the Company completed a new investment round from existing investors and affiliates, raising a further GBP150,000 ($230,000), represented by the issuance of a further 2.7 million (approximately) shares at a price of $0.085 per share, at market rate.

17.  PREPAID EXPENSES

Prepaid expenses for the year ended April 30, 2002 of GBP393 includes the forward purchase of learning materials in respect of existing customer contracts of GBP276, together with prepaid expenses for hosting services, dues and subscriptions, insurances and salary sacrifices aggregating GBP117.

Prepaid expenses for the year ended April 30, 2001 of GBP444 included the forward purchase of learning materials of GBP386, together with prepaid expenses for hosting services, office rent, insurances, dues and subscriptions and leasing cost aggregating GBP58.

                        FUTUREMEDIA PLC AND SUBSIDIARIES

Registered No. 1616681


DIRECTORS

D N Bailey
P Copeland
R Herter
M Johansson
C Wit
J Vandamme


SECRETARY

P Machin

AUDITORS

BDO Stoy Hayward
8 Baker Street
London
W1U 3LL

BANKERS

National Westminster Bank Plc
5 East Street
Chichester
West Sussex
PO19 1HH

SOLICITORS

Thomas Eggar Church Adams
East Pallant
Chichester
West Sussex
PO19 1TS

REGISTERED OFFICE

Media House
Arundel Road
Walberton
Arundel
West Sussex
BN18 0QP

                        FUTUREMEDIA PLC AND SUBSIDIARIES


DIRECTORS' REPORT


The directors present their report and the group accounts for the year ended 30th April 2002.



RESULTS AND DIVIDENDS

The  loss  for  the  year,  after  taxation,  amounted  to  GBP1,947,006  (2001:
GBP3,697,353). The directors do not recommend the payment of a dividend.


PRINCIPAL ACTIVITY AND REVIEW OF THE BUSINESS

The Group's principal activity during the year was the development and deployment of on-line knowledge and learning management systems marketed under the Solstra brand. In line with the Group's re-focused strategy, the revenues from product and service sales grew to represent 95% of the total sales, the remaining 5% being derived from its interactive production activity, compared with 59% and 41% respectively, last year. During the period June 2001 to December 2001, Futuremedia was in discussion with a UK listed company with the intention of being acquired. These events placed severe strain on the finances and resources of the Company, such that when discussions were finally terminated unsuccessfully at the end of December 2001, Futuremedia took the decision to further reduce its cost base and to seek further funding.


FINANCIAL RESOURCES

In the course of its operations the Group has sustained continuing operating losses which have resulted in the Group requiring short-term bank and other loans and equity and loan stock finance to sustain its operations.

Since its initial public offering ("IPO"), the Group has incurred net losses and experienced negative cash flows from operating activities. Net losses since its IPO have resulted in an accumulated deficit of GBP15,153,264 as of 30th April 2002. The Directors expect to continue to operate at a net loss and experience negative cash flow from operating activities for the first three quarters of the year to 30th April 2003, returning to profitable trading during the fourth quarter.


FUTURE DEVELOPMENTS

The Group intends to consolidate its customer base around its current learning platform products and to continue to expand the publication and distribution of interactive multimedia products for training and communications applications, particularly with regard to Intranet and Internet delivery. It will also seek to broaden the geographical coverage of its distribution channel. The Group intends to expand its bespoke content production and professional services activities, building on the acquisitions of the personnel and assets of Palm Teach Limited in April 2002 and of C2W Limited, a resource management consultancy, in May 2002. In January 2003, contracts were exchanged for the sale of the Group's premises at Media House in Arundel. Under the terms of the sale agreement, Media House must be vacated by no later than the end of May 2003. The Group will take this opportunity to relocate to premises, which offer an improved working environment, easy access to major travel facilities and local skilled labour pool.


RESEARCH AND DEVELOPMENT

The Group actively researches the configuration of equipment and software to meet emerging training requirements and develops products to meet market needs. During the year, GBP311,343 of research and development expenditure was incurred.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


DIRECTORS REPORT

DIRECTORS AND THEIR INTERESTS
The directors during the year and subsequently were as follows:

P Agertoft  (resigned 2nd January 2002)
D N Bailey (appointed 17th April 2002)
P Copeland  (appointed  17th April 2002)
J Gibbs  (resigned 10th September 2001)
R Herter (appointed 25th September 2001)
M Johansson (resigned 26th January 2002, re-appointed 17th April 2002) G Melgaard (resigned 2nd January 2002)
S Pillinger (appointed 17th April 2002, resigned 22nd August 2002)
J Vandamme L Walker  (resigned  31st December 2001)
C Wit

All directors will retire from the board at the next Annual General Meeting and, being eligible, offer themselves for re-election.

The directors' beneficial interests in the share capital of the Company were as follows:

                                                 At 30 April 2002                       At 1 May 2001 or
                                                 ----------------
                                                                                     date of appointment
                                                Ordinary shares of 1                Ordinary shares of 1
                                                           1/9 pence                           1/9 pence
D N Bailey                                                   327,692                                   -
P Copeland                                                 2,405,173                             782,220
R Herter                                                           -                                   -
M Johansson                                                1,084,670                              75,041
S Pillinger                                                  209,450                             209,450
J Vandamme                                                   102,001                                   1
C Wit                                                              1                                   1

The Company has two share option plans in operation. The interests of the directors were as follows:


                    At 1 May 2001           Lapsed or         Granted     At 30 April           Exercise
                    or on joining    Cancelled during      during the            2002              price
                                             the year            year
P Copeland                 10,000                   -               -          10,000     GBP0.128 -
                                                                                           GBP0.406

M Johansson               845,000             745,000       1,045,000       1,145,000     GBP0.068 -
                                                                                           GBP0.103

S Pillinger                     -                   -         315,006         315,006     GBP0.068 -
                                                                                           GBP0.103

J Vandamme                100,000             100,000         600,000         600,000     GBP0.068 -
                                                                                           GBP0.103

C Wit                     105,000             105,000         404,500         404,500     GBP0.068 -
                                                                                           GBP0.103

During the year, the market share price of the Group varied from GBP0.034 to GBP0.260 and stood at GBP0.082 per share at 30th April 2002.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


DIRECTORS' REPORT



DISABLED EMPLOYEES

The Group gives every consideration to applications for employment from disabled persons where a handicapped or disabled person may adequately fulfil the requirements of the job.

Where existing employees become disabled, it is the Group's policy wherever practicable to provide continuing employment under normal terms and conditions and to provide training and career development and promotion wherever appropriate.



EMPLOYEE INVOLVEMENT

It is the policy of the Group to involve all employees through formal systems of verbal Group briefings, and through regular team meetings. All employees are members of a profit share scheme in the group company in which they work.



SUPPLIER PAYMENT POLICY AND PRACTICE

It is not the Group's policy to follow a code or standard on payment practice. It is the Group's policy to agree terms of payment with suppliers in advance to ensure that suppliers are made aware of the terms of payment and abides by the terms of payment. At 30th April 2002, the Group and the Company's trade creditor balances represent 54 days purchases (2001: 50 days, after adjusting for an unusual item amounting to GBP344,000 of prepaid learning content purchases).


AUDITORS

Following the resignation of Ernst and Young LLP in January 2002, the Company appointed BDO Stoy Hayward with effect from March 2002. BDO Stoy Hayward have expressed their willingness to continue in office and a resolution to re-appoint them will be proposed at the annual general meeting.


By order of the Board




P Machin
Secretary

Date:  31st January 2003

                        FUTUREMEDIA PLC AND SUBSIDIARIES



STATEMENT OF DIRECTORS' RESPONSIBILITIES IN RESPECT OF THE ACCOUNTS



Company law requires the directors to prepare accounts for each financial year which give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that period. In preparing those accounts, the directors are required to:

o    select suitable accounting policies and then apply them consistently;

o    make judgements and estimates that are reasonable and prudent;

o state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the accounts; and

o prepare the accounts on the going concern basis unless it is inappropriate to presume that the group will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and group to enable them to ensure that the accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


INDEPENDENT AUDITORS' REPORT


REPORT OF THE AUDITORS
to the shareholders of Futuremedia PLC



We have audited the financial statements of Futuremedia PLC for the year ended 30th April 2002 on pages 9 to 31 which have been prepared under the accounting policies set out on pages 13 to 15.

Respective responsibilities of directors and auditors
The directors' responsibilities for preparing the annual report and financial statements in accordance with applicable law and United Kingdom Accounting Standards are set out in the Statement of Directors' Responsibilities.

Our  responsibility  is to audit the financial  statements  in  accordance  with
relevant  legal  and  regulatory   requirements   and  United  Kingdom  Auditing
Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors' Report is not consistent with the financial statements, if the group has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions with the company and other members of the group is not disclosed.

We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements within it.

This report has been prepared pursuant to the requirements of the Companies Act 1985 and for no other purpose. No person is entitled to rely on this report unless such a person is a person entitled to rely upon this report by virtue of and for the purpose of the Companies Act 1985 or has been expressly authorized to do so by our prior written consent. Save as above, we do not accept responsibility for this report to any other person or for any other purpose and we hereby expressly disclaim any and all such liability.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

                        FUTUREMEDIA PLC AND SUBSIDIARIES

Fundamental uncertainty - going concern

In forming our opinion we have considered the adequacy of the disclosure made in
Note 1 to the financial statements concerning the uncertainty over their preparation on a going concern basis. In view of the significance of this fundamental uncertainty we consider it should be drawn to your attention. Our opinion is not qualified in this respect.


Opinion
In our opinion the financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 30th April 2002 and of the Group's loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.



BDO Stoy Hayward
Chartered Accountants and Registered Auditors

London

Date:

                        FUTUREMEDIA PLC AND SUBSIDIARIES



GROUP PROFIT AND LOSS ACCOUNT
for the year ended 30 April 2002



                                                                            2002          2001
                                                                            ----          ----
                                                             Notes           GBP           GBP
                                                             -----
TURNOVER                                                       2         910,851       743,413
Cost of sales                                                          1,536,371     1,788,920
                                                                     ------------ -------------
Gross loss                                                             (625,520)   (1,045,507)

Administrative expenses                                                1,324,789     2,735,637
                                                                     ------------ -------------
OPERATING LOSS                                                 3      (1,950,309)   (3,781,144)

Interest receivable                                            6          32,026       120,182
Interest payable                                               7         (28,723)      (36,391)
                                                                     ------------ -------------
                                                                           3,303        83,791
                                                                     ------------ -------------

LOSS ON ORDINARY ACTIVITIES  AND FOR THE FINANCIAL YEAR       24      (1,947,006)   (3,697,353)
                                                                     ============ =============
LOSS PER SHARE  basic                                         10          (6.38)p      (12.71)p
                Diluted                                       10          (6.38)p      (12.71)p
                                                                     ============ =============




GROUP STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 30 April 2002

                                                                                         2002           2001
                                                                                          GBP            GBP

Loss for the financial year                                                        (1,947,006)    (3,697,353)
Exchange difference on retranslation of net assets of subsidiary
undertakings                                                                            8,145        (40,897)
                                                                                 ------------- --------------
Total recognised losses relating to the year                                       (1,938,861)    (3,738,250)
                                                                                 ============= ==============


All amounts relate to continuing activities.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


GROUP BALANCE SHEET
at 30 April 2002


                                                                               2002          2001
                                                                               ----          ----
                                                              Notes             GBP           GBP
                                                              -----
FIXED ASSETS
Intangible assets                                               11           52,780             -
Tangible assets                                                 12        1,065,582     1,075,322
                                                                      -------------- -------------
                                                                          1,118,362     1,075,322
                                                                      -------------- -------------

CURRENT ASSETS
Stock                                                           14            2,487         2,960
Debtors                                                         15          523,366     1,088,257
Cash at bank and in hand                                                    444,833     2,546,709
                                                                      -------------- -------------
                                                                            970,686     3,637,926
CREDITORS: amounts falling due within one year
(2002 includes convertible loan)                                  18      1,552,146     2,272,796
                                                                      -------------- -------------
NET CURRENT (LIABILITIES)/ASSETS                                           (581,460)    1,365,130
                                                                      -------------- -------------
TOTAL ASSETS LESS CURRENT LIABILITIES                                       536,902     2,440,452
CREDITORS: amounts falling due after more than
one year (including convertible loan)                           19                -       442,136
                                                                      ------------- --------------
                                                                           536,902      1,998,316
                                                                      ============= ==============

CAPITAL AND RESERVES
Called up share capital                                         23          444,362       329,414
Share premium account                                           24       15,238,733    14,876,234
Capital redemption reserve                                      24            7,071         7,071
Profit and loss account                                         24      (15,153,264)  (13,214,403)
                                                                      -------------- -------------
SHAREHOLDERS' FUNDS-EQUITY INTERESTS                                        536,902     1,998,316
                                                                      ============== =============





The accounts were approved by the Board on 31st January 2003.




M Johansson

Director

                        FUTUREMEDIA PLC AND SUBSIDIARIES


COMPANY BALANCE SHEET
at 30 April 2002



                                                                               2002            2001
                                                                               ----            ----
                                                               Notes            GBP             GBP

FIXED ASSETS
Intangible assets                                              11            52,780               -
Tangible assets                                                12         1,065,582       1,075,322
Investments                                                    13             8,600           8,600
                                                                      -------------- ---------------
                                                                          1,126,962       1,083,922
                                                                      -------------- ---------------

CURRENT ASSETS
Stock                                                          14             1,035           1,483
Debtors                                                        15           520,559       1,085,404
Cash at bank and in hand                                                    443,667       2,545,530
                                                                      -------------- ---------------
                                                                            965,261       3,632,417
CREDITORS: amounts falling due within one year                 18         1,555,321       2,695,616
                                                                      -------------- ---------------
NET CURRENT (LIABILITIES)/ASSETS                                           (590,060)        936,801
                                                                      -------------- ---------------
TOTAL ASSETS LESS CURRENT LIABILITIES                                       536,902       2,020,723
                                                                      -------------- ---------------
CREDITORS: amounts falling due after more than one year
                                                               19                 -          22,407
                                                                      -------------- ---------------
                                                                            536,902       1,998,316
                                                                      ============== ===============

CAPITAL AND RESERVES
Called up share capital                                        23           444,362         329,414
Share premium account                                          24        15,238,733      14,876,234
Capital redemption reserve                                     24             7,071           7,071
Profit and loss account                                        24       (15,153,264)    (13,214,403)
                                                                      -------------- ---------------
SHAREHOLDERS' FUNDS-EQUITY INTERESTS                                        536,902       1,998,316
                                                                      ============== ===============



The accounts were approved by the Board on 31st January 2003.


M Johansson

Director

                        FUTUREMEDIA PLC AND SUBSIDIARIES


GROUP CASH FLOW STATEMENT
for the year ended 30 April 2002



                                                                               2002          2001
                                                                               ----          ----
                                                               Notes            GBP           GBP
NET CASH OUTFLOW FROM OPERATING ACTIVITIES
                                                              3(b)       (2,370,668)   (2,661,658)
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
                                                               16             3,303       107,436
CAPITAL EXPENDITURE                                            16          (136,051)     (128,143)
                                                                      -------------- -------------
CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING                (2,503,416)   (2,682,365)
FINANCING                                                      16           401,540     2,593,400
                                                                      -------------- -------------
DECREASE IN CASH IN THE YEAR                                             (2,101,876)      (88,965)
                                                                      ============== =============

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
Decrease in cash in the year                                   17        (2,101,876)      (88,965)
Cash outflow/(inflow) from change in debt                      17             22,407      (23,645)
                                                                      -------------- -------------
Change in net debt resulting from cash flows                             (2,079,469)     (112,610)
Exchange movement                                              17              9,641      (10,361)
                                                                      -------------- -------------
MOVEMENT IN NET DEBT IN THE YEAR                                         (2,069,828)     (122,971)
NET FUNDS AT 1 MAY 2001                                                    2,104,573     2,227,544
                                                                      -------------- -------------
NET FUNDS AT 30 APRIL 2002                                     17             34,745     2,104,573
                                                                      ============== =============


                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


1.   ACCOUNTING POLICIES


Basis of preparation

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

In the course of its operations the Group has sustained continuing operating losses which have resulted in the Group requiring short-term bank and other loans and equity and loan stock finance to sustain its operations.

Since its initial public offering ("IPO"), the Group has incurred net losses and experienced negative cash flows from operating activities. Net losses since its IPO have resulted in an accumulated deficit for the group of GBP15,153,264 as of 30th April 2002.

The Directors have prepared these accounts on a going concern basis as they believe that the company can raise additional finance from shareholders which, in addition to proceeds from the sale of its property, can fund operating losses.

There are no assurances that the Group will be successful in any of the above, or that any new funds will be made available on terms acceptable to the Group. There is therefore a significant level of concern over the Group's ability to continue as a going concern. The accounts do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities, which might result from the outcome of this uncertainty.


Basis of consolidation

The Group accounts consolidate the accounts of Futuremedia PLC and all its subsidiary undertakings drawn up to 30th April each year. No profit and loss account is presented for Futuremedia PLC as permitted by section 230 of the Companies Act 1985.




Goodwill

Goodwill arising from acquisitions is capitalised, classified as an asset and amortised on a straight-line basis over its useful economic life, normally up to a maximum of 20 years. It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable. There is an amount of goodwill in the accounts of the Group and Company of GBP52,780 as at 30th April 2002 which is associated with the acquisition of the assets of PalmTeach Limited, and which will be amortised over three years.

Turnover

Turnover represents sales to external customers at invoiced amounts less value added tax. Turnover arises from the one continuing activity of the production, development and deployment of on-line knowledge and learning management systems and multimedia programmes and represents amounts invoiced to third parties, except in respect of long-term contracts where turnover represents sales value of work done in the year, including estimates in respect of amounts not invoiced.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


1. ACCOUNTING POLICIES (continued)


Depreciation

Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost, less estimated residual value, of each asset evenly over its expected useful life, as follows:

Freehold buildings                               -  2% on cost
Property improvements                            -  20% on cost
Audio visual and computer equipment              -  15% to 33% on cost
Office equipment                                 -  20% on cost

Stocks

The stocks are valued at the lower of cost and net realisable value. Cost is based on the cost of purchase on a first in, first out basis. Net realisable value is based on estimated selling price less additional costs to completion and disposal.


Long-term contracts

Profit on long-term contracts is taken as the work is carried out if the final outcome can be assessed with reasonable certainty. The profit included is calculated on a prudent basis to reflect the proportion of work carried out at the year end, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. Revenues derived from variations on contracts are recognised only when they have been accepted by the customer. Full provision is made for losses on all contracts in the year in which they are first foreseen.

Research and development

Expenditure on research and development is written off as incurred, unless, where it is deemed appropriate and meets the relevant criteria, development expenditure is carried forward on the balance sheet as deferred development costs.

Deferred costs are amortised in line with the expected future sales to a maximum of three years. Deferred costs are regularly reviewed for impairment and, as appropriate, their amortisation is accelerated or they are written off.


Deferred taxation

The group has changed its accounting policy in accordance with FRS19 Deferred Tax. This change in accounting policy has not affected the prior year results. The group's previous accounting policy was to provide deferred taxation using the liability method on all timing differences which were expected to reverse in the future without being replaced, calculated at the rate at which it was estimated that the timing differences would reverse.

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the balance sheet date, except that the recognition of deferred tax assets is limited to the extent that the group anticipates making sufficient taxable profits in the future to absorb the reversal of the underlying timing differences. Deferred tax balances are not discounted.
Timing differences represent accumulated differences between the group's taxable profit and its financial profit and arise primarily from the difference between accelerated capital allowances and depreciation.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


1. ACCOUNTING POLICIES (continued)

Foreign currencies

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

The accounts of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken directly to reserves. All other translation differences are taken to the profit and loss account.


Leasing and hire purchase commitments

Rentals paid under operating leases are charged to profit and loss on a straight line basis over the lease term.

Pensions

The  group  operates  a  number  of  defined   contribution   pension   schemes.
Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002




2.   TURNOVER AND SEGMENTAL ANALYSIS


Turnover, group loss on ordinary activities before taxation and net assets are analysed as follows:


Year ended 30 April 2002                                 United       Rest of      Rest of
                                                        Kingdom        Europe    the World         Total
                                                            GBP           GBP          GBP           GBP
Turnover
Turnover by destination:
Sales to third parties                                 844,751         7,100       59,000       910,851
                                                   ============= ============= ============  ============
Turnover by origin:
Total sales                                            910,851             -            -       910,851
                                                   ------------- ------------- ------------  ------------
Sales to third parties                                 910,851             -            -       910,851
                                                   ============= ============= ============  ============
Loss
Operating loss                                      (1,950,309)            -            -    (1,950,309)
                                                   ============= ============= ============
Net interest                                                                                       3,303
                                                                                             ------------
Loss on ordinary activities before taxation                                                  (1,947,006)
                                                                                             ============
Net assets
Net assets by segment                                  950,230             -    (413,328)        536,902
                                                   ============= ============= ============  ============



Year ended 30 April 2001                                 United       Rest of      Rest of
                                                        Kingdom        Europe    the World         Total
                                                            GBP           GBP          GBP           GBP
Turnover
Turnover by destination:
Sales to third parties                                 491,306       148,710      103,397       743,413
                                                   ============= ============= ============  ============
Turnover by origin:
Total sales                                            743,413             -            -       743,413
                                                   ------------- ------------- ------------  ------------
Sales to third parties                                 743,413             -            -       743,413
                                                   ============= ============= ============  ============
Loss
Operating loss                                      (3,781,144)            -             -   (3,781,144)
                                                   ============= ============= ============
Net interest                                                                                      83,791
                                                                                             ------------
Loss on ordinary activities before taxation                                                  (3,697,353)
                                                                                             ============
Net assets
Net assets by segment                                2,378,599             -    (380,283)      1,998,316
                                                   ============= ============= ============  ============

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


3.   OPERATING LOSS

(a) This is stated after charging/(crediting):

                                                                   2002          2001
                                                                   ----          ----
                                                                    GBP           GBP

Auditors' remuneration        - audit services                   15,000        15,000
                              - non audit services               15,890        35,096
Depreciation of owned fixed assets                              147,148       111,040
Amortisation and write-off of deferred development costs              -       109,216
Research and Development expenditure                            311,343       607,515
Exchange gains                                                 (12,816)      (30,537)
Operating lease rentals                                          71,024        97,900
                                                            ============ =============

(b) Reconciliation of operating loss to net cash outflow from operating activities:


                                                                    2002            2001
                                                                    ----            ----

                                                                     GBP             GBP

Operating loss                                               (1,950,309)     (3,781,144)
Depreciation                                                     147,148         111,040
Amortisation and write-off of deferred development costs               -         109,216
(Profit)/loss on disposal of fixed assets                          (637)          14,606
Decrease/(increase) in debtors                                   564,891       (513,615)
Decrease/(increase) in stocks                                        473             753
(Decrease)/increase in creditors                             (1,130,738)       1,428,023
Exchange gains                                                   (1,496)        (30,537)
                                                            ------------- ---------------
Net cash outflow from operating activities                    (2,370,668)     (2,661,658)
                                                            ============= ===============

4.   DIRECTORS' REMUNERATION

Year ended 30 April 2002                      Emoluments        Benefits           Total        Pensions
                                                     GBP             GBP             GBP             GBP

Total                                            249,104           6,750         255,854           4,250
                                             ============    ============   =============   =============

Highest paid director                            133,406           3,967         137,373               -
                                             ============    ============   =============   =============

Year ended 30 April 2001                      Emoluments        Benefits           Total        Pensions
                                                     GBP             GBP             GBP             GBP

Total                                            298,181           8,433         306,614           3,721
                                             ============    ============   =============   =============

Highest paid director                             99,167           2,100         101,267               -
                                             ============    ============   =============   =============

No directors participate in the Group's defined contribution pension scheme (2001: nil).

The Group makes contributions into one director's personal pension plan.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002



5.   STAFF COSTS

                                                     2002                 2001
                                                     ----                 ----
                                                     GBP                   GBP

Wages and salaries                              1,221,057            1,546,482
Social security costs                             130,266              167,518
Other pension costs                                42,791               51,300
                                            --------------     ----------------
                                                1,394,114            1,765,300
                                            ==============     ================


The average monthly number of employees during the year was made up as follows:

                                                     2002                 2001
                                                     ----                 ----

No. No.

Directors                                               7                    6
Office and administration                               3                    7
Production                                             12                   23
Selling and marketing                                   2                    6
Service support                                         1                    1
                                            --------------     ----------------
                                                       25                   43
                                            ==============     ================


6.   INTEREST RECEIVABLE

                                                     2002                 2001
                                                     ----                 ----
                                                     GBP                   GBP

Deposit account interest                           32,026              120,182
                                            ==============     ================




7.   INTEREST PAYABLE

                                                  2002                    2001
                                                  ----                    ----
                                                   GBP                     GBP

Bank loan                                        1,584                   3,550
Other loans                                     27,139                  32,841
                                          -------------        ----------------
                                                28,723                  36,391
                                          =============        ================

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002

8.   TAXATION

Factors affecting tax credit for the period:
The corporation tax assessed for the year is different from the standard tax rate of corporation tax in the United Kingdom of 30% (2001: 30%).

The differences are explained below:

                                                                                 2002                2001
                                                                                  GBP                 GBP

Loss on ordinary activities before taxation                                (1,947,006)         (3,697,353)

Expected tax credit at standard rate of UK Corporation tax of 30%
(2001: 30%)                                                                  (584,102)         (1,109,206)

Effects of:
Expenses not deductible for tax purposes                                       44,901              78,497
Expenses allowable for tax purposes                                           (11,463)                  -
Capital allowances (in excess of)/below depreciation for the period
                                                                              (10,612)             33,312
Tax losses carried forward for which no asset recognised                      561,276             997,397
                                                                     ------------------- ------------------

Corporation tax                                                                     -                   -
                                                                     =================== ==================

Estimated tax losses for set-off against future trading profits amount to approximately GBP3,935,064 (2001: GBP3,423,959). This estimate is subject to the agreement of the current year's corporation tax computations with the Inland Revenue.



9.   LOSS FOR THE YEAR ATTRIBUTABLE TO THE SHAREHOLDERS OF FUTUREMEDIA PLC


                                                                               2002                  2001
                                                                               ----                  ----
                                                                               GBP                   GBP



Dealt with in the accounts of the parent company                        (1,938,861)           (5,065,354)
                                                                      ==============        ==============


As a group profit and loss account is presented in these accounts, a separate profit and loss account for the company is not required in accordance with Sections 230 of the Companies Act 1985.



10.  LOSS PER ORDINARY SHARE

     The calculation of basic loss per ordinary share is based on a loss for the year of GBP1,947,006 (2001 - GBP3,697,353), and on 30,501,619 (2001 -
     29,098,249) ordinary shares, being the weighted average number of ordinary shares in issue during the year.



     There is no dilutive effect of the potential ordinary shares and warrants.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


11.  INTANGIBLE ASSETS



                                                                             Deferred
                                                                          development
                                                          Goodwill              Costs             Total
Group                                                          GBP                GBP               GBP

Cost:
At 1 May 2001                                                    -            263,177           263,177
Additions                                                   52,780                  -            52,780
                                                    ----------------     --------------     -------------
At 30 April 2002                                            52,780            263,177           315,957
                                                    ----------------     --------------     -------------

Amortisation:
At 1 May 2001                                                    -            263,177           263,177
Provided during the year                                         -                  -                 -
                                                    ----------------     --------------     -------------

At 30 April 2002                                                 -            263,177           263,177
                                                    ----------------     --------------     -------------

Net book value at 30 April 2002                             52,780                  -            52,780
                                                    ================     ==============     =============
Net book value at 1 May 2001                                     -                  -                 -
                                                    ================     ==============     =============

Company

Cost:
At 1 May 2001                                                    -            263,177           263,177
Additions                                                   52,780                  -            52,780
                                                    ----------------     --------------     -------------
At 30 April 2002                                            52,780            263,177           315,957
                                                    ----------------     --------------     -------------

Amortisation:
At 1 May 2001                                                    -            263,177           263,177
Provided during the year                                         -                  -                 -
                                                    ----------------     --------------     -------------

At 30 April 2002                                                 -            263,177           263,177
                                                    ----------------     --------------     -------------

Net book value at 30 April 2002                             52,780                  -            52,780
                                                    ================     ==============     =============
Net book value at 1 May 2001                                     -                  -                 -
                                                    ================     ==============     =============

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO THE ACCOUNTS
at 30 April 2002


11. INTANGIBLE ASSETS (continued)


Purchase of Assets

The company acquired, in April 2002, the assets and business of Palm Teach Limited for a total consideration of GBP53,500 in Futuremedia PLC. The Goodwill will be amortised over a three year period.

The separate classes of assets and liabilities acquired, together with their book values and fair values are shown below:




                                                                           Fair Value           Fair Value
                                                      Book Value           adjustment
                                                             GBP                  GBP                  GBP
Net assets acquired

Tangible fixed assets                                        720                    -                  720
                                                  ===============    =================

Goodwill                                                                                            52,780

                                                                                          -----------------
Satisfied by shares in Futuremedia PLC                                                              53,500
                                                                                          =================


The unaudited loss of Palm Teach Limited in the year ended 30th April 2001, being the last accounts prepared prior to the acquisition, was GBP39,262.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


12.  TANGIBLE FIXED ASSETS


                                                            Audio visual
                                                Property            and
                                 Freehold        improve       computer         Office
                                 property         -ments      equipment      equipment           Total
                                                                                                 -----
                                      GBP            GBP            GBP            GBP             GBP

Group
Cost:
At 1 May 2001                   1,090,313         58,670        279,690         71,385       1,500,058
Additions                               -              -        137,409              -         137,409
Disposals                               -              -         (3,498)             -          (3,498)
Reclassification                        -              -   13,852         (13,852)                   -
                             --------------  ------------  -------------- --------------  --------------
At 30 April 2002                1,090,313         58,670        427,453         57,533       1,633,969
                             --------------  ------------  -------------- --------------  --------------

Depreciation:
At 1 May 2001                     181,686         58,670        169,303         15,077         424,736
Provided during the year           21,801              -        119,503          5,844         147,148
Disposals                               -              -         (3,497)             -          (3,497)
Reclassification                        -              -   (18,246)             18,246               -
                             --------------  ------------  -------------- --------------  --------------
At 30 April 2002                  203,487         58,670        267,063         39,167         568,387
                             --------------  ------------  -------------- --------------  --------------

Net book value:
At 30 April 2002                  886,826              -        160,390         18,366       1,065,582

                             ==============  ============  ============== ==============  ==============
At 1 May 2001
                                  908,627              -        110,387         56,308       1,075,322
                             ==============  ============  ============== ==============  ==============

Company
Cost:
At 1 May 2001                   1,090,313         58,670        292,921         57,533       1,499,437
Additions                               -              -        137,409              -         137,409
Disposals                               -              -         (3,498)             -          (3,498)
                             --------------  ------------  -------------- --------------  --------------
At 30 April 2002                1,090,313         58,670        426,832         57,533       1,633,348
                             --------------  ------------  -------------- --------------  --------------

Depreciation:
At 1 May 2001                     181,686         58,670        150,436         33,323         424,115
Provided during the year           21,801              -        119,503          5,844         147,148
Disposals                               -              -         (3,497)                        (3,497)
                             --------------  ------------  -------------- --------------  --------------
At 30 April 2002                  203,487         58,670        266,442         39,167         567,766
                             --------------  ------------  -------------- --------------  --------------

Net book value:
At 30 April 2002                  886,826              -        160,390         18,366       1,065,582

                             ==============  ============  ============== ==============  ==============

At 1 May 2001                     908,627              -        142,485         24,210       1,075,322
                             ==============  ============  ============== ==============  ==============

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


13.  INVESTMENTS

                                                                 Shares in
                                                                subsidiary
                                                              undertakings
                                                                       GBP

Company

Cost:
At 1 May 2001 and at 30 April 2002                                   90,087
Amounts provided:
At 1 May 2001 and at 30 April 2002                                 (81,487)
Net Book Value:
                                                             --------------
At 1 May 2001 and at 30 April 2002                                   8,600
                                                             ==============


Details of the investments in which the Company holds more than 20% of the nominal value of ordinary share capital are as follows:



                                         Country of
                                         registration (or
Name of Company                          incorporation)      Proportion
                                         and operation       held          Nature of business
Subsidiary undertakings
LaserMedia UK Limited                    England             100%            Dormant
(trading as Futuremedia Learning
Technologies)
LaserMedia International Limited         England             100%            Dormant
Futuremedia America Inc.                 USA                 100%            Dormant
Easycando.com Limited                    England             100%            Dormant
Futuremedia Interactive Limited          England             100%            Dormant
Futuremedia (BVI) Limited                British Virgin      100%            Non-Trading
                                         Islands

14.  STOCKS

                                                 Group                 Company
                                  2002            2001         2002       2001
                                  ----            ----         ----       ----
                                   GBP             GBP          GBP        GBP

Goods for resale                 2,487           2,960        1,035      1,483
                           ============    ============   ========== ==========

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


15.      DEBTORS

                                                                   Group                        Company
                                                    2002            2001            2002           2001
                                                    ----            ----            ----           ----
                                                     GBP             GBP             GBP            GBP


Trade debtors                                    112,325         474,523         112,325        474,523
Amounts recoverable on contracts                  15,198         133,484          15,198        133,484
Other debtors                                      2,807          36,059               -         33,206
Prepayments and accrued income                   393,036         444,191         393,036        444,191
                                             ------------    ------------   -------------   ------------
                                                 523,366       1,088,257         520,559      1,085,404
                                             ============    ============   =============   ============


16.  ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

                                                                                   2002             2001
                                                                                   ----             ----
                                                                                    GBP              GBP

Returns on investments and servicing of finance
Interest received                                                                32,026          120,182
Interest paid                                                                   (28,723)         (12,746)
                                                                            -------------     -----------
                                                                                  3,303          107,436
                                                                            =============     ===========

Capital expenditure
Purchase of tangible fixed assets                                              (136,689)        (129,795)
Sale of tangible fixed assets                                                       638            1,652
                                                                            -------------     -----------

                                                                               (136,051)        (128,143)
                                                                            =============     ===========
Financing
Proceeds of issue of ordinary share capital                                     517,759        2,662,566
Share issue costs                                                               (93,812)         (69,166)
Debt due after one year
Repayment of loan                                                               (22,407)               -
                                                                            -------------     -----------
                                                                                401,540        2,593,400
                                                                            =============     ===========


17. ANALYSIS OF NET DEBT

                                                                  Other non-        Exchange
                                  At 1 May                      cash changes        movement   At 30 April
                                      2001        Cashflow                                            2002
                                       GBP             GBP               GBP             GBP           GBP

Group
Cash in hand and at bank         2,546,709     (2,101,876)              -                 -       444,833
Debt due within one year                 -         22,407        (442,136)            9,641      (410,088)
Debt due after one year          (442,136)              -         442,136                 -             -

                             --------------  --------------  -------------    -------------  ------------
Net debt                        2,104,573      (2,079,469)              -             9,641        34,745
                             ==============  ==============  =============    =============  ============

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO THE ACCOUNTS
at 30 April 2002




18.  CREDITORS: amounts falling due within one year including convertible debt

                                                                   Group                        Company
                                                    2002            2001            2002           2001
                                                    ----            ----            ----           ----
                                                     GBP             GBP             GBP            GBP

Payments on account of long-term contracts       695,626         907,505         695,626        907,505
Amounts due to subsidiary undertakings                 -               -         422,950        331,872
Trade creditors                                  196,423         661,624         194,858        660,059

Other taxes and social security costs             81,700         131,227          81,700        131,227
Other creditors                                      441         191,291             441        191,291
Accruals                                         167,868         381,149         159,746        473,662
Variable rate convertible Loan Stock
2002                                             410,088               -               -              -
                                             ------------    ------------   -------------   ------------
                                               1,552,146       2,272,796       1,555,321      2,695,616
                                             ============    ============   =============   ============




19.  CREDITORS:   amounts  falling  due  after  more  than  one  year  including convertible debt



                                                                   Group                        Company
                                                    2002            2001            2002           2001
                                                    ----            ----            ----           ----
                                                     GBP             GBP             GBP            GBP

Variable rate convertible Loan Stock
 2002                                                  -         419,729               -              -

Mortgage loan (note 20)                                -          22,407               -         22,407

                                             ------------    ------------   -------------   ------------
                                                       -         442,136               -         22,407
                                             ============    ============   =============   ============

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002



20.  LOANS

                                                                    Group                        Company
                                                     2002            2001           2002            2001
                                                     ----            ----           ----            ----
                                                      GBP             GBP            GBP             GBP
Amounts falling due:
In more than one year but less than two
years                                                   -         419,729              -               -
In more than two years but less than five
years                                                   -               -              -               -

In five years or more                                   -          22,407              -          22,407
                                               -----------     -----------    -----------     -----------

                                                        -         442,136              -          22,407
                                               ===========     ===========    ===========     ===========

Details of loans not wholly repayable within five years are as follows:

                                                                    Group                        Company
                                                     2002            2001           2002            2001
                                                     ----            ----           ----            ----
                                                      GBP             GBP            GBP             GBP


Mortgage on property                                    -          22,407              -          22,407
                                               ===========     ===========    ===========     ===========

The Loan Stock is denominated in US Dollar. In accordance with the original Loan Agreement, the Loan stock was repayable on July 28, 2002. The Loan Stock is secured by way of a legal charge over the Company's property in Arundel, and interest is payable at the rate of 2% above Lloyd's base rates.

21.  DEFERRED TAXATION


The potential deferred tax asset of the group and the company arising from tax losses carried forward, other short term timing differences and accelerated capital allowances are set out below. As the recoverability of these amounts in the foreseeable future is uncertain, the potential deferred tax assets have not been recognised.

                                                                 Provided                   Not provided
                                                     2002            2001           2002            2001
                                                     ----            ----           ----            ----
                                                      GBP             GBP            GBP             GBP

Group
Accelerated capital allowances                          -               -         96,991          63,987
Other short term timing differences                     -               -         39,900         104,108
Losses carried forward                                  -               -      3,935,064       3,423,959
                                               -----------     -----------    -----------     -----------
                                                        -               -      4,071,955       3,592,054
                                               ===========     ===========    ===========     ===========

Company
Accelerated capital allowances                          -               -         96,991          63,987
Other short term timing differences                     -               -         39,900         104,108
Losses carried forward                                  -               -      3,935,064       3,423,959
                                               -----------     -----------    -----------     -----------
                                                        -               -      4,071,955       3,592,054
                                               ===========     ===========    ===========     ===========

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002

22.  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The Group's principal financial instruments comprise a loan stock agreement, cash and short-term deposits. The main purpose of the financial instruments is to raise finance for the Group's operations. The Group has various other financial instruments such as trade debtors and creditors that arise directly from its operations. These short-term financial instruments are excluded from the disclosures shown below except for the analysis of currency exposures. To date, the Group has not entered into derivative transactions, but does not exclude the possibility of doing so in the future, although not for the speculative trading.

The main risks arising from the Group's financial instruments are interest rate risk and foreign currency risk.

     Interest rate risk

The two principal financial instruments in place during the year were both subject to floating interest rates. The mortgage loan was linked to Natwest Bank Plc base rate of interest, with a premium of 2.5%, and the Loan Stock agreement rate of interest was based on Lloyd's Bank base rate of interest, with a premium charged of 2.0%. The mortgage loan was fully repaid in November 2001. In the case of the Loan Stock agreement, the lender has the option of receiving the interest due in cash or warrants. From January 2001 the Lender has requested that the interest due be paid in cash, which this year amounted to GBP27,139 (2001: GBP12,746).

     Liquidity risk

To ensure its continuity of funding, the Group seeks to maintain both long and short term arrangements. Long term arrangements currently in place comprise a Loan Stock agreement secured on the property at Arundel Road.


In accordance with the original Loan Agreement, the Loan stock was repayable on July 28, 2002. The Loan was not repaid at that time due to lack of available funds, but the Loan stockholder agreed to defer repayment until such time that the Company had secured additional financing to enable it to do so. Under the terms of the Loan Stock Agreement, interest is payable at the rate of 20% per annum beyond the contractual settlement date.

     Short-term flexibility is achieved by overdraft facilities.

     Foreign currency risk

The Loan Stock agreement is held in US dollars.

     Interest rate profile of financial liabilities

     The interest rate profile of the financial liabilities of the Group as at 30 April 2001 was as follows:

                                                                 2002                               2001
                                                             Floating                           Floating
                                                                 rate                               rate
                                                            Financial                          Financial
                                                          Liabilities                        Liabilities


                                               Total                             Total
                                                 GBP              GBP              GBP               GBP

             Sterling                              -                -           22,407            22,407
       US Dollar                             410,088          410,088          419,729           419,729

                                        -------------    -------------     ------------     -------------
Total                                        410,088          410,088          442,136           442,136
                                        =============    =============     ============     =============

                        FUTUREMEDIA PLC AND SUBSIDIARIES



NOTES TO THE ACCOUNTS
at 30 April 2002

22. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (continued)

     Interest rate profile of financial assets

     The interest rate profile of the financial assets of the Group was as follows:


                                                           2002                                              2001


                                   Floating           Financial                        Floating         Financial
                                       rate           assets on                            rate         assets on
                                  financial               which                       financial             which
                                     assets         no interest                          assets       no interest
                                                      is earned                                         is earned

                     Total                                               Total
                       GBP              GBP                 GBP            GBP              GBP               GBP
St                 427,235          217,646             209,589      2,546,708        1,429,612         1,117,096
Sterling
US                  17,598           17,598                   -              1                1                 -
Dollar
               ------------    -------------      --------------   ------------    -------------    --------------
                   444,833          235,244             209,589      2,546,709        1,429,613         1,117,096


               ============    =============      ==============   ============    =============    ==============

     The floating rate interest is based on National Westminster Bank PLC base rates.

     Currency exposures

     It is Group policy to maintain only the minimum cash in its non-interest bearing current accounts to meet its immediate requirements The Group has one significant non-trading overseas subsidiary whose books carry the Loan Stock liability, held in US dollars. The functional currency of this subsidiary is US dollars.

     Approximately 6% of the Group's revenues are to customers in the US, which are invoiced in US dollars. At the year end there were no material debtors balances denominated in US dollars.

Maturity of financial liabilities

The maturity profile of the Group's financial liabilities as at 30th April 2002 is set out in note 20.

Borrowing facilities

The Group has various borrowing facilities available to it. The undrawn committed facilities available at 30th April 2002 in respect of which all conditions precedent had been met at that date are as follows:

                                                                                   2002             2001
                                                                                   ----             ----
                                                                                    GBP              GBP
Expiring in one year or less                                                    273,392          200,000
Expiring in more than one year but not more than two years                            -          278,048
Expiring in more than two years but not more than five years                          -          324,337

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002


22. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (continued)


Set out below is a comparison by category of book values and fair values of all the Group's financial assets and liabilities.

                                                Book value     Fair value      Book value      Fair value
                                                      2002           2002            2001            2001
                                                      ----           ----            ----            ----
                                                       GBP            GBP             GBP             GBP
Primary financial instruments

Short term borrowings                            (410,088)       (410,088)              -              -
Long term borrowings                                    -               -        (442,136)      (442,136)
Cash and cash equivalents                         444,833         444,833       2,546,709      2,546,709

The fair values have been calculated by discounting the expected future cash flows at prevailing interest rates.


23.  SHARE CAPITAL

Authorized                                          2002            2001            2002            2001
                                                    ----            ----            ----            ----
                                                      No              No             GBP             GBP

Ordinary shares of 1 1/9 pence each           75,000,000      50,000,000         833,333         555,555
Preference shares of 2 pence each              2,000,000       2,000,000          40,000          40,000
                                                                             ------------    ------------
                                                                                 873,333         595,555
                                                                             ============    ============

                                                    2002            2001            2002            2001
                                                    ----            ----            ----            ----
                                                     No.             No.             GBP             GBP

Allotted, called up and fully paid

Ordinary shares of 1 1/9 pence each           39,995,352      29,648,374         444,362         329,414
                                            =============    ============    ============    ============


During the year, the company contracted for the issue of 10,346,978 ordinary shares of 1 1/9 pence each, with an aggregate nominal value of GBP114,948, for a total purchase price of GBP571,259. Of these, 905,046 shares were agreed to be issued to directors and employees, a total of four individuals, in exchange for payments for past services and salary sacrifices amounting to GBP43,857. A further 759,700 shares were agreed to be issued in respect of the acquisition of the assets of Palm Teach Limited for no cash consideration and a further 702,900 shares were agreed to be issued for no cash consideration in respect of securing the services of four key individuals associated with Palm Teach Limited (assets acquired during the year) and C2W Limited (assets acquired after the year end). Issue costs of GBP93,812 were provided in relation to the share issues agreed in the year.

The Group has two employee share option plans in operation, both of which are for the purchase of ordinary shares. The options under both schemes are exercisable at the discretion of the holder. Under the Approved Executive Share Option Scheme, 2,616 options are outstanding at an exercise price of $4.25 and may be exercised until 19th August 2003, 3,907 options are outstanding at an exercise price of $2.55 and may be exercised until 19th August 2003, 20,500 options are outstanding at an exercise price of $0.91 and may be exercised until 16th January 2008 and 13,500 options at an exercise price of $1.5938 and may be exercised until 25th July 2010. Under the Unapproved Executive Share Option Scheme a total of 4,458,751 options were outstanding at 30th April 2002 at various exercise prices ranging from GBP0.068 to GBP0.68.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002



23. SHARE CAPITAL (continued)

On 30th April 2002 the total  outstanding  in  respect  of capital  and  accrued interest was GBP410,088 representing 2,133,333 warrants to purchase an equivalent number of shares. All shares issued on exercise of these warrants are eligible for participation in full in all dividends declared on shares in respect of the profits of the financial year during which the shares are subscribed. The Loan Stock is not a secured creditor and therefore has no priority in the event that the Group is wound up. The warrants under this agreement may be exercised at a price of $0.28125 per ordinary share at the option of the holder at the end of the term, or by agreement between both holder and issuer if sooner.

A further 854,820 warrants are outstanding under an issue made at the Group's initial public offering exercisable at the holder's option at any time up to 19th August 2002 at a price of $5.65 per ordinary share.



24.      RECONCILIATION OF SHAREHOLDERS' FUNDS AND MOVEMENTS ON RESERVES



Group                  Capital   Ordinary     Share         Profit                  2002           2001
                    redemption        share   premium       and loss        Shareholders   Shareholders
                       reserve      capital      account         account           funds          funds
                           GBP          GBP          GBP             GBP             GBP            GBP
                   ------------  ------------ ------------- --------------  -------------- --------------
At 1 May 2001            7,071      329,414   14,876,234     (13,214,403)      1,998,316      3,143,166
Issue of shares              -      114,948      456,311               -         571,259      2,662,566
during the year
Exchange
difference on
retranslation of
net assets and
results of
subsidiary                   -            -            -           8,145           8,145        (40,897)
undertakings
Cost of share                -            -      (93,812)              -         (93,812)       (69,166)
issue
Loss for the year            -            -            -      (1,947,006)     (1,947,006)    (3,697,353)

                   ------------  ------------ ------------- --------------  -------------- --------------
At 30 April 2002         7,071      444,362   15,238,733     (15,153,264)        536,902      1,998,316
                   ============  ============ ============= ==============  ============== ==============


Company                Capital   Ordinary     Share         Profit                  2002           2001
                    redemption   share        premium       and loss        Shareholders   Shareholders
                       reserve      capital      account         account           funds          funds

                           GBP          GBP          GBP             GBP             GBP            GBP
                   ------------  ------------ ------------- --------------  -------------- --------------
At 1 May 2001            7,071      329,414   14,876,234     (13,214,403)      1,998,316      4,470,270
Issue of shares              -      114,948      456,311               -         571,259      2,662,566
during the year
Cost of share                -            -      (93,812)              -         (93,812)       (69,166)
issue
Retained loss for            -            -            -      (1,938,861)     (1,938,861)    (5,065,354)
the year
                   ------------  ------------ ------------- --------------  -------------- --------------
At 30 April 2002         7,071      444,362   15,238,733     (15,153,264)        536,902      1,998,316
                   ============  ============ ============= ==============  ============== ==============

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002

25.  PENSION COMMITMENTS

The Group operates a number of defined contribution pension schemes for the directors and senior employees. The assets of the schemes are held separately from the Group in an independently administered fund. There are no outstanding contributions at the year end (2001: Nil).

26.  OTHER FINANCIAL COMMITMENTS


Group                                              2002              2001
                                                   ----              ----
                                                  Other             Other
                                                   GBP               GBP
Operating leases which expire:
within one year                                   7,080            21,686
within two to five years                          1,381            49,338
                                            ------------     -------------
                                                  8,461            71,024
                                            ============     =============

Company

                                                  Other             Other
                                                   GBP               GBP
Operating leases which expire:
within one year                                   7,080            21,686
within two to five years                          1,381            49,338
                                            ------------     -------------
                                                  8,461            71,024
                                            ============     =============


27.  POST BALANCE SHEET EVENTS

Subsequent to the year end, in May 2002, the Company completed the acquisition of C2W limited, a small UK based consultancy company specializing in resource management, in an all-paper transaction at a net value of GBP29,000 ($45,000), though the three personnel associated with that company had been employed by Futuremedia since the beginning of April 2002. It is anticipated that the acquisition will greatly assist the growth of the Company's knowledge management capabilities, leveraging the contacts C2W has in the resource, environmental and property sectors.

In September 2002, the Company contracted and received payment for the issue of approximately 7.6 million Ordinary shares at a price of GBP0.041($0.065) per Ordinary share for a total cash consideration of GBP350,000, from new and existing shareholders by private placement.

In October 2002, the Company contracted for the issue of approximately 2.7 million Ordinary shares at a price of GBP0.053($0.085) per Ordinary share for a total cash consideration of GBP150,000 from existing shareholders and affiliates, which was received between the end of October 2002 and January 2003.

In January 2003, the Company contracted for the sale of its premises at Arundel, West Sussex at a price of GBP750,000, approximately GBP130,000 below the net book value as at January 31st, 2003, reflecting current market conditions in the area. Completion on the sale is in two parts, the first of which will take place at the end of January 2003 for GBP300,000 with the second for GBP450,000 on vacation of the premises, to be no later than the end of May 2003. The sale of the building will enable the Company to repay the amounts due under the Loan Stock Agreement 2002. Due to the extended nature of the completion dates, the Company may decide to take up the offer of a mortgage from HSBC to provide bridging finance pending final completion.

                        FUTUREMEDIA PLC AND SUBSIDIARIES


NOTES TO THE ACCOUNTS
at 30 April 2002




27. POST BALANCE SHEET EVENTS (continued)

In January 2003, the Board resolved to raise up to a further GBP1.5 million ($2.5 million) by the issue of ordinary shares on terms that require shareholder agreement. Since the earliest date by which such assent could be obtained was at the Company's AGM scheduled for 27th March 2003, the instrument chosen was a Convertible Loan Note, convertible automatically on approval by the shareholders. Under the terms of the Loan Note, shares will be issued at a price of GBP0.053 ($0.085) per ordinary share, together with a warrant to purchase further shares at GBP0.053 ($0.085) per ordinary share in the ratio of one warrant per five ordinary shares subscribed.

Addressee
Date
Page 1


DANIEL C. GUSENOFF
Counsellor at Law
Direct Dial
(617) 856-8172
Email: dgusenoff@brbilaw.com
       ---------------------






March 20, 2003

VIA EDGAR
---------

Nasdaq Stock Market
Nasdaq Regulatory Filings
9600 Blackwell Road
Rockville, MD  20850

RE:  Form 6-K - Report of Foreign Private Issuer
     Futuremedia Public Limited Company
     ----------------------------------

Ladies and Gentlemen:

     On behalf of Futuremedia Public Limited Company (the "Company"), please find enclosed for electronic filing through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) one complete copy with exhibits of a Form 6-K - Report of Foreign Private Issuer concerning the Company's (1) Notice and Proxy Materials relating to the Company's Annual General Meeting, and (2) Annual Report to Shareholders for fiscal year ended April 30, 2002.

     If you have any questions regarding this matter, please do not hesitate to contact the undersigned.

Very truly yours,

BROWN RUDNICK BERLACK ISRAELS LLP

By:  /s/ Daniel C. Gusenoff
     ----------------------
     Daniel C. Gusenoff, Esq.

DCG/sm
Enclosures
cc:     Mats Johansson, Chief Executive Officer
     Peter Machin, Financial Director
     Mark A. Dorff, Esq.



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